Exhibit 4.1

                         [ACS Holdings, Inc. letterhead]

                                  July 26, 2004

Terence Byrne
Bartholomew International Investments Ltd., Inc.
216 Hidden Pines Dr.
Panama City Beach, Fl 32408

Dear Mr. Byrne:

      This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated February 12, 2004, by and between maxxZone.com, Inc., a Nevada corporation (the "Company"), and Bartholomew International Investments Ltd., Inc., as amended on April 22, June 3, 2004 and July 12, 2004 (the "Agreement"). All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

      Section 6 of the Agreement is hereby amended so that the Company shall issue an additional eighty million (80,000,000) shares of common stock of the Company (the "Shares") to Consultant for the performance of the Consulting Services to the Company.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                       Sincerely,

                                       Walter H. Roder II

Acknowledged and Agreed:

Bartholomew International Investments Ltd., Inc.

By:
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   Name:
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   Title:
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Dated:
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